UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2005

Q Comm International, Inc.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

001-31718	87-0674277
(Commission File Number)	(IRS Employer Identification No.)

510 East Technology Avenue, Building C Orem, Utah	84097
(Address of principal executive offices)	(Zip Code)

(801) 226-4222
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 25, 2005, Q Comm International, Inc. (the “Company”) received notice from the staff of The American Stock Exchange (“Amex”) indicating that the Company is not in compliance with Sections 134, 1003(d) and 1101 of the Amex Company Guide as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. In connection with the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, the Amex suspended trading of the Company’s common stock on May 24, 2005, however Amex lifted the suspension on May 25, 2005 after the Company filed a press release that contained the Company’s preliminary financial results for the quarter ended March 31, 2005.

The Amex notice requires the Company to submit a plan by June 8, 2005 advising Amex of any action it has taken, or will take, to file its Form 10-Q for the quarter ended March 31, 2005 and bring the Company into compliance with Sections 134, 1003(d) and 1101 of the Amex Company Guide by no later than July 11, 2005. The Amex notice states that if the Company is not in compliance with Sections 134, 1003(d) and 1101 by July 11, 2005, Amex may initiate delisting proceedings as appropriate. Further, if the Company does not submit either plan or if its plan is not accepted by Amex, the Company may be subject to delisting proceedings. In either event, the Company may appeal if the Amex staff makes a determination to initiate delisting proceedings in accordance with applicable Amex rules.

To the extent the Company has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 with the Securities and Exchange Commission by June 8, 2005, the Company will be in compliance with Sections 134, 1003(d) and 1101 of the Amex Company Guide and will not be required to submit a plan to Amex. The Company currently anticipates filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 on June 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2005	Q Comm International, Inc.

/s/ Michael K. Openshaw

Michael K. Openshaw
Chief Financial Officer